UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2000

AVANEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

000-29175	94-3285348
(Commission File Number)	(I.R.S. Employer Identification Number)

40919 Encyclopedia Circle
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 897-4188
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

This amendment to Item 7. of the Report on Form 8-K/A filed with the Securities and Exchange Commission on August 4, 2000 includes interim financials for the six months ended June 30, 2000 for Holographix and updates the pro forma financial information referred to below.

Item 7. Financial Statements and Pro Forma Information

(a) Financial Statements of Business Acquired

UNAUDITED INTERIM FINANICALS

JUNE 30, 2000

Balance Sheet

Statement of Operations

Statement of Cash Flows

Notes to Financial Statements

HOLOGRAPHIX, INC.

Unaudited Financial Statements

JUNE 30, 2000

HOLOGRAPHIX, INC.

Balance Sheet
June 30, 2000
(unaudited)

                 Assets
Current assets:
  Cash and cash equivalents...................... $   132,407
  Accounts receivable............................     594,261
  Inventories...................................       26,544
  Prepaid expenses...............................      12,487
                                                   -----------
        Total current assets.....................     765,699
                                                   -----------
        Net equipment and furniture..............     107,010
                                                   -----------
        Total assets............................. $   872,709
                                                   ===========

    Liabilities and Stockholders' Deficit
Current liabilities:
  Secured notes payable ..................        $   260,000
  Demand notes payable ...................            584,922
  Trade accounts payable.........................     442,602
  Accrued expenses...............................      32,401
  Accrued interest .......................            561,977
  Deferred compensation ..................            222,195
  Customer deposits..............................      15,844
                                                   -----------
        Total current liabilities................   2,119,941

Redeemable convertible preferred stock (includes
$576,735 of dividends in arrears)................   1,326,735

Total stockholders' deficit......................  (2,573,967)
                                                   -----------
        Total liabilities and
          stockholders' deficit.................. $   872,709
                                                   ===========

See accompanying notes to financial statements.

HOLOGRAPHIX, INC.

Statement of Operations

Six months ended June 30, 2000
(unaudited)

Net sales ........................................ $  589,425
Cost of goods sold................................    311,401
                                                    ----------
    Gross profit..................................    278,024

Operating expenses:
  Research and development........................     89,224
  Selling, general and administrative.............    171,417
                                                    ----------
Total operating expenses..........................    260,641
                                                    ----------
    Operating income..............................     17,383
                                                    ----------
Other income (expenses):
  Interest income.................................      4,831
  Interest expense................................    (50,418)
                                                    ----------

    Net loss.....................................     (28,204)
    Preference dividends............................  (31,666)
                                                    ----------
    Net loss available to common stockholders..... $  (59,870)
                                                    ==========

    Basic and diluted net loss per common share... $    (0.14)
                                                    ==========
    Weighted average common shares outstanding....    443,339
                                                    ==========

See accompanying notes to financial statements.

HOLOGRAPHIX, INC.

Statement of Cash Flows

Six months ended June 30, 2000
(uaudited)

                                                            2000
                                                         -----------
Cash flows from operating activities:
  Net loss............................................. $   (28,204)
  Adjustments to reconcile net loss
    to net cash used in operating activities:
      Depreciation and amortization....................      25,513
      Changes in operating assets and liabilities:
        Increase in accounts receivable................    (464,671)
        Decrease in inventories........................       4,705
        Increase in prepaid expenses...................      (5,991)
        Decrease in trade accounts payable.............     376,897
        Decrease in accrued expenses, interest
          and customer deposits........................      53,782
                                                         -----------
          Net cash used in
            operating activities.......................     (37,969)
                                                         -----------
Cash flows from investing activities:
  Capital expenditures.................................     (19,778)
                                                         -----------
          Net cash used in investing activities........     (19,778)
                                                         -----------
Cash flows from financing activities:
  Proceeds from exercise of stock options..............       2,993
                                                         -----------
          Net cash provided by
            financing activities.......................       2,993
                                                         -----------
Net decrease in cash and
  cash equivalents.....................................     (54,754)

Cash and cash equivalents, beginning of period.........     187,161
                                                         -----------
Cash and cash equivalents, end of period............... $   132,407
                                                         ===========

See accompanying notes to financial statements.

HOLOGRAPHIX, INC.

 Notes to Unaudited Financial Statements

June 30, 2000

(1) Basis of Presentation

The accompanying unaudited condensed financial statements as of June 30, 2000, and for the six month period ended June 30, 2000 has been prepared in accordance with generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position at June 30, 2000 and the operating results and cash flows for the six months ended June 30, 2000. These unaudited condensed financial statements should be read in conjunction with the Company's audited financial statements and notes for the year ended December 31, 1999, 1998 and 1997 included in the prior 8-K/A filing.

The results of operations for the six months ended June 30, 2000 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending December 31, 2000.

(2) Earnings per Common Share

Basic and diluted net loss per common share is presented in conformity with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). In accordance with FAS 128, basic and diluted net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period. All convertible preferred stock and outstanding stock options have been excluded from the calculation of diluted net loss per common share, as their inclusion would be antidilutive.

Item 7. Financial Statements and Pro Forma Information

(b) Pro Forma Financial Informaion

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30, 2000 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of June 30, 2000 are based on the historical financial statements of Avanex and Holographix, after giving effect to the acquisition of the business of Holographix under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements. The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations are presented as if the combination had taken place on July 1, 1999.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30, 2000 combines the historical year ended June 30, 2000 for Avanex and the twelve months ended June 30, 2000 for Holographix. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the acquisition as if it occurred on June 30, 2000 and combines the balance sheet for Avanex as of June 30, 2000 with the balance sheet of Holographix as of June 30, 2000.

The Unaudited Pro Forma Condensed Combined Consolidated financial statements should be read in conjunction with the historical financial statements of Avanex and Holographix. The pro forma information does not purport to be indicative of the results that would have been reported if the above transaction had been in effect for the period presented or which may result in the future.

Unaudited Pro Forma Condensed Combined Consolidated

Statements of Operations

Avanex and Holographix
Year ended June 30, 2000
(in thousands, except per share data)

                                                                                    Pro Forma
                                                                                     Avanex
                                                                         Pro           and
                                                                        Forma       Holographix
                                                Avanex    Holographix Adjustments   Combined
                                              ----------  ----------  ----------    ---------
Net revenue................................. $   40,743  $    1,270  $      (99)(B)$  41,914
                                                                            580 (A)
Cost of revenue.............................     26,343         744         (99)(B)   27,568
                                              ----------  ----------  ----------    ---------
    Gross profit (loss).....................     14,400         526        (580)      14,346

Research and development....................     15,587         247         --        15,834
Selling, general, and administrative..........   11,749         222         --        11,971
Stock compensation............................   31,420         --       10,895 (A)   42,315
Amortization of purchased intangibles.........      --          --        9,936 (A)    9,936
                                              ----------  ----------  ----------    ---------
    Operating income (loss).................    (44,356)         57     (21,411)     (65,710)

Other income (expenses):
  Interest income...........................      6,366           6        --          6,372
  Interest expense..........................       (695)       (100)       --           (795)
                                              ----------  ----------  ----------    ---------

    Net loss................................    (38,685)        (37)    (21,411)     (60,133)
    Stock accretion.........................    (37,743)        --          --       (37,743)

                                              ----------  ----------  ----------    ---------
    Net loss attributable
      to common stockholders................ $  (76,428) $      (37) $  (21,411)   $ (97,876)
                                              ==========  ==========  ==========    =========

Basic  loss  per share...................... $    (3.07) $    (0.22)               $   (3.85)
                                              ==========  ==========                =========
Average number of shares outstanding..........   24,936         172                   25,438 (C)
                                              ==========  ==========                =========

See accompanying notes to Avanex and Holographix unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated

Balance Sheet
Avanex and Holographix
June 30, 2000
(in thousands)

                                                                                         Avanex
                                                                           Pro           and
                                                                           Forma         Holographix
                                                 Avanex       Holographix  Adjustments   Combined
                                                 -----------  -----------  -----------   ---------
                 Assets
Current assets:
  Cash, cash equivalents and
    short-term investments..................... $   184,321  $       133  $    (2,763)(A) 181,691
  Accounts receivable, net.....................       9,942          594         (420)(B)  10,116
  Inventories..................................       8,266           27         --         8,293
  Employee receivables and
    other current assets.......................       1,922           12         --         1,934
                                                 -----------  -----------  -----------   ---------
        Total current assets...................     204,451          766       (3,183)    202,034
                                                 -----------  -----------  -----------   ---------
        Property and equipment, net............      14,990          107         --        15,097
        Intangible assets, including goodwill..        --           --         52,379 (A)  52,379
        Long-term investments and other assets.      58,700         --           --        58,700
                                                 -----------  -----------  -----------   ---------
        Total assets........................... $   278,141  $       873  $    49,196     328,210
                                                 ===========  ===========  ===========   =========

    Liabilities and Stockholders' Equity (Defic
Current liabilities:
  Notes payable................................ $      --    $       845  $      --           845
  Short-term borrowings........................       1,525         --           --         1,525
  Accounts payable.............................       7,668          443         (420)(B)   7,691
  Accrued compensation and related expenses....       2,999          245         --         3,244
  Other accrued expenses.......................       5,939           25         --         5,964
  Accrued interest and dividends
    on preferred stock.........................        --          1,139         --         1,139
  Current portion of capital lease obligations.         786         --           --           786
                                                 -----------  -----------  -----------   ---------
        Total current liabilities..............      18,917        2,697         (420)     21,194
                                                 -----------  -----------  -----------   ---------
Commitments and contingencies

Capital lease obligations......................       2,067         --           --         2,067
                                                                               (4,700)(A)
                                                                                1,824 (A)
                                                                              (43,578)(A)
Total stockholders' equity (deficit)...........     257,157       (1,824)      96,070 (A) 304,949
                                                 -----------  -----------  -----------   ---------
        Total liabilities and
          stockholders' equity (deficit)....... $   278,141  $       873  $    49,196     328,210
                                                 ===========  ===========  ===========   =========

See accompanying notes to Avanex and Holographix unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

(A) On May 22, 2000, Holographix, Inc. and Avanex Corporation entered into an agreement for Avanex to purchase the business of Holographix by purchasing substantially all of the assets and assuming substantially all of the liabilities of Holographix. On July 25, 2000 the transaction closed. The transaction is accounted for using the purchase method of accounting. Holographix currently operates as a wholly-owned subsidiary of Avanex.

The following unaudited pro forma financial statements reflect the issuance of 501,880 Avanex common shares and 710,047 Avanex stock options for substantially all of the assets of Holographix as of July 25, 2000. The number of options has been amended to reflect an additional 422,095 options that were inadvertantly excluded from the 8-K/A filed on August 4, 2000. For accounting purposes, the Avanex common shares issued in the transaction were valued at $80.2727, which is the average of the closing market prices of Avanex's common shares for a period from five days before through five days after the date of the agreement and the announcement of the transaction. The options noted above were granted using the same terms and conditions as the Holographix options that were outstanding as of the closing date, except that the number of shares and option price were adjusted by an exchange ratio as determined by a formula set forth in the asset purchase agreement. The weighted average exercise price of these options is $4.24. The fair value of the options of $55.8 million, as well as estimated direct transaction expenses of $2.8 million, have been included as a part of the total purchase cost.

The total estimated purchase cost of Holographix is as follows (in thousands):

Value of securities issued ..................    $40,287
Assupmtion of Holographix options............    $55,783
                                               ----------
                                                 $96,070
Estimated transaction costs and expenses.....      2,763
                                               ----------
                                                 $98,833
                                               ==========

The total estimated purchase cost of the Holographix acquisition is as follows (in thousands):

                                                                      Annual      Useful
                                                          Amount    Amortization  Lives
                                                        ----------  ----------  ----------
 Purchase Price Allocation:
    Tangible net assets (liabilities) ................     (1,824)     n/a      n/a
 Intangible assets acquired:
    Developed technology, holographix systems.......        2,400         480   5 years
    Assembled workforce...............................        300         100   3 years
    In-process research and development..............       4,700      n/a      n/a
    Deferred compensation.............................     43,578      10,895   remaining
    Goodwill.....................................          49,679       9,936   5 years
                                                        ----------  ----------
 Total estimated purchase price allocation.....            98,833      21,411
                                                        ==========  ==========

PricewaterhouseCoopers LLP ("PwC") performed an allocation of the total purchase price of Holographix to its individual assets. The purchase price allocation is preliminary and, therefore, subject to change based on further analysis. Of the total purchase price, $4.7 million has been allocated to in-process research and development and will be charged to expense in the quarter ending September 30, 2000. Due to its non-recurring nature, the in-process research and development attributed to the Holographix transaction has been excluded in the pro forma statements of operations.

In addition, the purchase price was allocated to Holographix's tangible assets and specific intangible assets. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations. The identifiable assets include existing technology and assembled workforce.

The acquired existing technology, which is comprised of products that are already technologically feasible, mainly includes holographic based laser scanning systems and the recording of custom holographic master gratings. Avanex expects to amortize the acquired existing technology of approximately $2.4 million on a straight-line basis over an average estimated remaining useful life of 5 years.

The acquired assembled workforce is comprised of 9 skilled employees. Avanex expects to amortize the value assigned to the assembled workforce of approximately $300,000 on a straight-line basis over an estimated remaining useful life of 3 years.

Deferred compensation is recognized for the intrinsic value of the unvested Avanex options granted to Holographix employees. The $43.6 million of deferred compensation will be amortized over the remaining vesting period, of approximately four years.

Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets and deferred compensation, is amortized on a straight-line basis over its estimated remaining useful life of 5 years.

Acquired In-Process Research and Development Projects

The in-process research and development relates to Holographix developing a number of different transmission and reflection gratings which are needed to meet the volume production of the photonic processor sector. The IPRD is comprised of three main categories: (1) transmission and reflection gratings, (2) mirrors on a variety of substrate materials, and (3) gratings on curved surfaces. The following is a brief description of each IPRD project as of the date of the acquisition:

Transmission, reflective and microlens gratings. Holographix is currently exploring how to integrate transmission gratings not only into dense wavelength division multiplexers (DWDM), but also into dispersion management processors. Holographix has proprietary replication techniques, based on light- cured photopolymers, which allows for mass-production of microstructured holographix optics. If these replications can be successfully integrated into photonic processors, they will provide a low-cost and high-volume manufacturing supply solution. Holographix expects that the current development cycle for these gratings to continue for another 12 months, with expected completion dates in the third quarter of calendar 2001. Development costs incurred on these products to date are approximately $500,000 with estimated cost to complete of approximately $1.5 million which Holographix expects to incur ratably for the remainder of the development cycle.

Mirrors. The main application for this product is to create a 3D mirror which is required in dispersion management processors. Holographix currently is developing a technique that allows them to replicate, in large quantities, a 3D mirror that previously could only be manufactured by molding and polishing a piece of metal. Holographix can produce large quantities, at a low cost, of these reproductions by using a two step process. First, Holographix will create a master mold, which is a negative copy of the mirror's physical properties, from the original metal 3D mirror. This master mold is then used to stamp the 3D mirror properties into a layer of photopolymer. The resulting impression made in this photopolymer has the exact properties of the original metal mirror. This product and process is currently in the prototype stage of the development cycle for this product and Holographix expects the development cycle to continue for 18 months, with expected completion dates in the fourth quarter of calendar 2001. Development costs incurred on these products to date are approximately $250,000 with estimated cost to complete of approximately $350,000 which Holographix expects to incur ratably for the remainder of the development cycle.

Concave gratings. The main application for these gratings is to replace multiple individual filters by using one concave grating, thereby reducing the cost of DWDM products. The concave properties of these gratings allow for a high channel count DWDM to be made, in a smaller package, and with a lower overall cost and lower cost measured per wavelength. Each concave grating potentially replace up to 40 individual filters, which lowers the cost per channel of the DWDM device. Holographix expects the current development cycle for these components to continue for between 6 to 9 months, with expected completion dates in the second and third quarters of calendar 2001. Development costs incurred on these products to date are approximately $250,000 with estimated cost to complete of approximately $800,000 which Holographix expects to incur ratably for the remainder of the development cycle.

Value Assigned to In-Process Research and Development

The value assigned to IPRD was determined by considering the relative importance of each project to the overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased IPRD were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Holographix and its competitors.

The rates utilized to discount the net cash flows to their present value are based on Holographix's weighted average cost of capital. Given the nature of the risks associated with the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets, the weighted average cost of capital was adjusted. Based on these factors, a discount rate of 25% was deemed appropriate for the existing and in-process technology.

The estimates used in valuing IPRD were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on Holographix's financial condition and results of operations.

With respect to the in-process technologies, the calculations of value were adjusted to reflect only the value creation efforts of Holographix prior to the merger. Following are the estimated completion percentages:

                                                Percent
                   Product                      Complete
                                               ----------
3D Mirror                                             40%
Concave Grating                                       80%
Transmission Grating #1                               20%
Transmission Grating #2                               10%
Microlens                                             25%

The value assigned to each IPRD project is as follows (in thousands):

3D Mirror                                                    $771
Concave Grating                                             3,523
Transmission Grating #1                                       152
Transmission Grating #2                                        75
Microlens                                                     179
                                                        ----------
  Total acquired in-process research and development       $4,700
                                                        ==========

A portion of the purchase price has been allocated to developed technology and IPRD. Developed technology and IPRD were identified and valued through, analysis of data provided by Holographix concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD.

Where developmental projects had reached technological feasibility, they were classified as developed technology, and the value assigned to developed technology was capitalized. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD and were charged to expense upon closing of the merger. Holographix estimates that a total investment of $2.7 million in research and development over the next 6 to 18 months will be required to complete the IPRD. The nature of the efforts required to develop the purchased IPRD into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

(B) Intercompany balances and sales between Avanex and Holographix have been eliminated for pro forma presentations.

(C) The pro forma basic and dilutive net earnings (loss) per share are based on the weighted average number of shares of Avanex common stock outstanding during each period and the number of shares (501,880) issued by Avanex in the transaction. Dilutive securities including options granted to replace the Holographix outstanding options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 30, 2000

AVANEX CORPORATION

(Registrant)

By:	/s/ JESSY CHAO

Jessy Chao
Vice President, Finance and Chief Financial Officer
(Duly Authorized Officer and Principal Financial and Accounting Officer)